EXHIBIT 99.1

3D Systems Earns 14 Cents Per Share for Third Quarter 2011

Increased Revenue, Gross Profit and Cash From Operations

ROCK HILL, S.C., Oct. 27, 2011 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it earned 14 cents per share for the third quarter of 2011. Gross profit rose by 48% on a 39% revenue increase compared to the third quarter of 2010.

The company generated $12.6 million cash from operations during the third quarter despite a $5.3 million increase in its operating expenses. The increase included $1.2 million of higher R&D expenditures compared to the 2010 period in support of a number of significant new product launches that occurred during the quarter and its consumer and design productivity growth initiatives.

"We are very pleased with our sustained growth and improved gross profit," said Abe Reichental, 3D Systems' President and Chief Executive Officer. "Importantly, we delivered record materials and services revenue, together with another record printer unit sales quarter."

The company entered the fourth quarter with positive sales momentum that is reflected in part by its September-end $11.3 million backlog including $6.3 million from its on-demand parts and the remainder from its printers and other products.

The table below summarizes the company's key 2011 financial results for the third quarter and nine months.

(in millions, except per share amounts)	Third Quarter			First Nine Months
Operating Highlights	2011	2010	% Change Favorable (Unfavorable)	2011	2010	% Change Favorable (Unfavorable)
Revenue	$57.5	$41.5	39%	$160.6	$108.3	48%
Gross profit	$27.8	$18.8	48%	$76.2	$49.1	55%
% of revenue	48%	45%		47%	45%
Operating expenses	$19.0	$13.7	(39%)	$52.0	$37.9	(37%)
% of revenue	33%	33%		32%	35%
Operating income	$8.8	$5.2	70%	$24.2	$11.2	116%
% of revenue	15%	13%		15%	10%
Net income	$7.2	$5.4	35%	$27.4	$10.1	171%
% of revenue	13%	13%		17%	9%
Diluted earnings per share	$0.14	$0.11	27%	$0.54	$0.22	145%
Available cash	$72.6	$33.8	115%	$72.6	$33.8	115%
Depreciation & amortization	$2.4	$1.9	(25%)	$7.4	$5.4	(38%)
% of revenue	4%	5%		5%	5%

- Percents are rounded to nearest whole number
- 2010 earnings per share are adjusted for the two-for-one stock split effected in the second quarter of 2011

During the third quarter, the company generated revenue growth from all its revenue categories. 3D printer units sold tripled over the 2010 period, but accounted for only a $0.3 million revenue increase as a result of continued mix shift toward the company's lower price printers. Print materials grew 30% to $18.5 million on strong user demand and an expanded installed base. Services, including on-demand custom parts, increased by $11.5 million over 2010.

Gross profit margin for the quarter rose by 290 basis points over the 2010 period on higher revenue and favorable contributions from effective acquisitions' integration over time, together with other ongoing operational improvements, resulting in sequential rebounding to 48.3%.

Net income for the quarter included $2.0 million of litigation and acquisition-related expenses, $0.6 million currency revaluation expense and $3.0 million of non-cash expenses related to depreciation, amortization and share-based compensation expense.

The company ended the third quarter with $72.6 million of available cash and cash equivalents. During the first nine months of 2011, the company generated $18.8 million of cash from operations, raised $62.1 million in a common stock offering and used $47.4 million to fund its strategic investing activities.

 "We are pleased with the continued record printer unit sales and strong recurring revenue growth driven by our increasing user base. We believe that the marketplace for our expanded 3D content-to-print products and services is underpenetrated and that together with our diversified portfolio and growing geographic presence, positions us well for continued success. While we are concerned about the macro-economic uncertainty worldwide, we remain optimistic about our future and believe that we are on track to achieve our long-term objectives," concluded Reichental.

Conference Call and Webcast Details

3D Systems will hold a conference call and webcast to discuss its operating results for the third quarter and nine months 2011 on Thursday, October 27, 2011 at 11:30 a.m., Eastern Time.

  To access this conference call, dial 1-866-783-2140 from in the U.S. or 1-857-350-1599 from outside the U.S. and enter participant code 69090514.

  To access the webcast, log onto 3D Systems' web site at investor.3dsystems.com. To ensure timely participation and technical capability, we recommend logging on a few minutes prior to the conference call to activate your participation. The webcast will be available for replay beginning approximately two hours after completion of the call at: investor.3dsystems.com.

Forward-Looking Statements

Certain statements made in this release that are not statements of historical or current facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as "believes," "belief," "expects," "estimates," "intends," "anticipates" or "plans" to be uncertain and forward-looking.  Forward-looking statements may include comments as to the company's beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside the control of the company. The factors described under the headings "Forward-Looking Statements," "Cautionary Statements and Risk Factors," and "Risk Factors" in the company's periodic filings with the Securities and Exchange Commission, as well as other factors, could cause actual results to differ materially from those reflected or predicted in forward-looking statements.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input.  These solutions are used to rapidly design, communicate, prototype and produce functional end-use parts empowering our customers to create with confidence.

More information on the company is available at www.3DSystems.com.

To experience 3D Systems' entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.toptobottomdental.com, www.3Dproparts.com, www.quickparts.com, www.alibre.com, www.bitsfrombytes.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, www.botmill.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

3D SYSTEMS CORPORATION
Unaudited Consolidated Statements of Operations and Comprehensive Income
Quarters and Nine Months Ended September 30, 2011 and 2010

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Revenue:
Products	$ 33,248	$ 28,742	$ 95,002	$ 75,783
Services	24,290	12,761	65,561	32,490
Total revenue	57,538	41,503	160,563	108,273

Cost of sales:
Products	16,010	14,765	45,732	38,381
Services	13,765	7,910	38,667	20,787
Total cost of sales	29,775	22,675	84,399	59,168

Gross profit	27,763	18,828	76,164	49,105

Operating expenses:
Selling, general and administrative	15,100	10,960	42,224	29,894
Research and development	3,872	2,708	9,737	7,979

Total operating expenses	18,972	13,668	51,961	37,873

Income from operations	8,791	5,160	24,203	11,232
Interest and other expense (income), net	654	(492)	465	342

Income before income taxes	8,137	5,652	23,738	10,890
Provision for (benefit of) income taxes	917	284	(3,677)	767

Net income	$ 7,220	$ 5,368	$ 27,415	$ 10,123

Other comprehensive income
Unrealized gain (loss) on pension obligation	(5)	14	--	(6)
Foreign currency translation adjustments	(2,873)	1,831	(250)	557

Comprehensive income	$ 4,342	$ 7,213	$ 27,165	$ 10,674

Net income per share - basic (1)	$ 0.14	$ 0.12	$ 0.55	$ 0.22

Net income per share - diluted (1)	$ 0.14	$ 0.11	$ 0.54	$ 0.22

(1) See Schedule 1 for the calculation of basic and diluted earnings per share. 2010 per share data have been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Unaudited Consolidated Balance Sheets
September 30, 2011 and December 31, 2010

	September 30,	December 31,
(in thousands)	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$ 72,617	$ 37,349
Accounts receivable, net	42,576	35,800
Inventories, net	27,841	23,811
Prepaid expenses and other current assets	2,434	1,295
Current deferred income tax assets	2,975	1,874
Restricted cash	214	11
Total current assets	148,657	100,140

Property and equipment, net	28,704	27,669
Other intangible assets, net	39,658	18,275
Goodwill	82,076	58,978
Long term deferred tax assets	4,002	--
Other assets, net	3,833	3,738
Total assets	$ 306,930	$ 208,800

LIABILITIES AND EQUITY
Current liabilities:
Current portion of capitalized lease obligations	$ 155	$ 224
Accounts payable	25,457	26,556
Accrued and other liabilities	19,565	17,969
Customer deposits	3,183	2,298
Deferred revenue	11,189	10,618
Total current liabilities	59,549	57,665

Long-term portion of capitalized lease obligations	7,585	8,055
Other liabilities	10,233	9,961
Total liabilities	77,367	75,681

Commitments and contingencies	--	--
Shareholders' equity:
Preferred stock, authorized 5,000 shares, none issued	--	--
Common stock, authorized 60,000 shares, issued and outstanding 50,842 shares (2011) and 46,948 shares (2010) *	51	23
Additional paid-in capital	255,555	186,252
Treasury stock, at cost; 324 shares (2011) and 268 shares (2010) *	(215)	(189)
Accumulated deficit	(30,536)	(57,925)
Accumulated other comprehensive income	4,708	4,958

Total equity	229,563	133,119
Total liabilities and equity	$ 306,930	$ 208,800

*2010 share and per share data have been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011

3D SYSTEMS CORPORATION
Unaudited Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2011 and 2010

	Nine Months Ended September 30,
(in thousands)	2011	2010

Cash flows from operating activities:
Net income	$ 27,415	$ 10,123
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (benefit of) deferred income taxes	(4,833)	212
Depreciation and amortization	7,402	5,355
Provision for (recovery of) bad debts, net	929	(118)
Share-based compensation	1,827	1,057
Loss on the disposition of property and equipment	82	49
Changes in operating accounts:
Accounts receivable	(2,568)	(155)
Inventories	(5,000)	(2,160)
Prepaid expenses and other current assets	(293)	920
Accounts payable	(4,777)	(1,308)
Accrued liabilities	37	1,892
Customer deposits	608	1,973
Deferred revenue	(1,106)	317
Other operating assets and liabilities	(940)	315
Net cash provided by operating activities	18,783	18,472

Cash flows from in investing activities:
Purchases of property and equipment	(2,295)	(1,019)
Proceeds from disposition of property and equipment	--	6
Cash paid for acquisitions, net of cash assumed	(44,830)	(9,086)
Additions to license and patent costs	(305)	(243)
Net cash used in investing activities	(47,430)	(10,342)

Cash flows from financing activities:
Proceeds from issuance of common stock	62,054	--
Proceeds from exercise of stock options and restricted stock	2,378	262
Repayment of capital lease obligations	(172)	(159)
Restricted cash	(189)	--
Net cash provided by financing activities	64,071	103

Effect of exchange rate changes on cash	(156)	665
Net increase in cash and cash equivalents	35,268	8,898
Cash and cash equivalents at the beginning of the period	37,349	24,913
Cash and cash equivalents at the end of the period	$ 72,617	$ 33,811

Supplemental Cash Flow Information:
Interest payments	$ 418	$ 442
Income tax payments	994	274
Non-cash items:
Transfer of equipment from inventory to property and equipment, net	2,721	1,419
Transfer of equipment to inventory from property and equipment, net	779	392
Stock issued for acquisition of businesses	3,042	3,915

3D SYSTEMS CORPORATION
Schedule 1

Following is a reconciliation of the numerator and denominator of the basic and diluted net earnings per share computations:

	Quarter Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2011	2010	2011	2010

Basic and diluted earnings per share:
Basic earnings per share:
Numerator:
Net income	$ 7,220	$ 5,368	$ 27,415	$ 10,123

Denominator:
Weighted average common shares outstanding*	50,450	46,294	49,455	46,020

Basic earnings per share*	$ 0.14	$ 0.12	$ 0.55	$ 0.22

Diluted earnings per share:
Numerator:
Net income	$ 7,220	$ 5,368	$ 27,415	$ 10,123

Denominator:
Weighted average common shares outstanding*	50,450	46,294	49,455	46,020
Effect of dilutive securities:
Stock options *	952	588	1,020	584
Diluted weighted average shares outstanding*	51,402	46,882	50,475	46,604

Diluted earnings per share*	$ 0.14	$ 0.11	$ 0.54	$ 0.22

*2010 share and per share data has been adjusted to reflect the two-for-one stock split effected in the second quarter of 2011
CONTACT: Investor Contact: Stacey Witten
         803-326-4010
         E-mail: WittenS@3dsystems.com

         Media Contact: Cathy Lewis
         803-326-3950
         Email: LewisCl@3dsystems.com